Exhibit 99.1

Tim Lindsey Joins Daybreak Board of Directors

and Daybreak Initiates Drilling of Krotz Springs Project

Spokane, Washington – January 8th, 2007 - Daybreak Oil and Gas, Inc. (OTC Bulletin Board: DBRM. OB) a Washington Corporation, today announced that Tim R. Lindsey has been appointed to the Board of Directors of Daybreak. Mr. Lindsey has over thirty years of technical and executive leadership in exploration, production, technology, and business development in the United States, Canada, Africa, Europe, Latin America and Asia – Pacific.

From March 2005 to the present, Mr. Lindsey has been a Principal of Lindsey Energy and Natural Resources an independent consulting firm specializing in energy and mining industry issues. From September 2003 to March 2005, Mr. Lindsey held the positions of Vice-President, Exploration and Senior Vice-President, Exploration with the Houston Exploration Company, a Houston-based independent natural gas and oil company engaged in the exploration, development, exploitation and acquisition of domestic natural gas and oil properties. From October 1975 to February 2003, Mr. Lindsey was employed with Marathon Oil Corporation, a Houston-based company engaged in the worldwide exploration and production of crude oil and natural gas, as well as the domestic refining, marketing and transportation of petroleum products. During his 27 year tenure with Marathon, Mr. Lindsey held a number of positions including senior management roles in both domestic and international exploration and business development.

Mr. Lindsey obtained his Bachelor of Science Degree in Geology from Eastern Washington University in 1973, and completed his graduate studies in Economic Geology from the University of Montana in 1975. Mr. Lindsey is a member of the American Association of Petroleum Geologists and the Rocky Mountain Association of Geologists.

Mr. Lindsey is quoted as stating “Joining the Daybreak Board is an exciting opportunity to participate in a successful early-stage exploration and development Company.  Daybreak’s current inventory of drill-ready projects, coupled with a select portfolio of leasehold and seismic data offer a solid platform for growth and value-creation over a fairly short timeframe.  Seeking both strategic and opportunistic objectives in the future will allow the Company to achieve continued success in today’s highly volatile and competitive arena.”

In other news today Daybreak announced drilling has commenced on the Krotz Springs Project in St. Landry Parish, Louisiana. The well has a target depth of 10,800 feet and will test what is believed to be a significant target in the Third Cockfield Sand. The Krotz Springs Field has been a prolific gas field throughout its 60 year history with past production over 900 BCF (billion cubic feet) of gas. Daybreak is the operator of this project.

For information about Daybreak Oil and Gas, Inc., please contact:

Eric Moe

Telephone:

(509) 465-4541

Email:

emoe27@aol.com

Mike McIntyre

Telephone:

(604) 484-6243

Email:

mmac10@shaw.ca

 “Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995: Certain statements contained herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Information contained herein contains “forward-looking statements” which can be identified by the use of forward-looking terminology such as “believe”, “expect”, “may”, “should”, “up to”, “approximately”, “likely”, or “anticipates” or the negative thereof or given that the future results covered by such forward looking statements will be achieved. Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.